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Exhibit 23


                      Consent of Independent Accountants


The Board of Directors
First Niagara Financial Group, Inc.:

We consent to the incorporation by reference in this Form 8-K of First Niagara Financial Group, Inc. of our report dated January 21, 2000, with respect to the consolidated balance sheets of Iroquois Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 10-K of Iroquois Bancorp, Inc. dated March 13, 2000.


                                   KPMG LLP

Syracuse, New York
January 12, 2001